UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2014

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 Camino Del Rio North, Suite 1300, San Diego, California	92108
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Non-Executive Chairman

On February 20, 2014, the Board of Directors (the “Board”) of Encore Capital Group, Inc. (the “Company”) appointed Willem T. Mesdag as non-executive Chairman of the Board. Mr. Mesdag has served as a director of the Company since May 2007. He is the Managing Partner of Red Mountain Capital Partners LLC, an investment advisor, and is President of Red Mountain Capital Management, Inc., its Managing Member. Mr. Mesdag succeeds George Lund, who on February 20, 2014 announced his intention to resign as Executive Chairman of the Board and as an employee of the Company. Mr. Lund will continue to serve as a non-employee director of the Company. Mr. Lund had served as the Company’s Executive Chairman since July 2009. Prior to that, Mr. Lund had served as non-executive Chairman of the Board beginning in August 2008 and as a director beginning in September 2007.

Appointment of Directors

On February 20, 2014, the Board, upon the recommendation of the Board’s Nominating Committee, appointed Laura Olle and Richard Srednicki to the Board, effective February 26, 2014. The Board has affirmatively determined that Ms. Olle and Mr. Srednicki qualify as independent directors under the Nasdaq listing standards. In addition, Ms. Olle was appointed to the Audit Committee of the Board and Mr. Srednicki was appointed to the Compensation Committee of the Board, in each case effective February 26, 2014.

Ms. Olle joins the Board having retired from Capital One Financial Corporation in 2007, where she served as chief enterprise risk officer. She joined Capital One in 1999 as senior vice president of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as senior vice president of Information Systems and Services at Freddie Mac. She has also held key IT positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company.

Mr. Srednicki retired from JPMorgan Chase & Co. in 2007 following seven years as chief executive officer of Chase Card Services and a member of the JPMorgan Chase Operating and Executive Committees. Prior to Chase Card Services, he was president of the Home Services Division at Sears Roebuck & Co., president of AT&T Universal Card Services, general manager of Citibank Germany, general manager of Citibank Card Services USA and a senior product manager at Colgate Palmolive Company. Until recently, he was a board member of Alliance Bank of Arizona and the Affinion Group, Inc.

For their service as non-employee directors, Ms. Olle and Mr. Srednicki will be eligible for the same retainer fees as other non-employee directors. Each will also receive an initial equity award of $50,000 in shares of Company common stock, consistent with the Company’s compensation program for non-employee directors.

Changes to Non-Employee Director Compensation

In December 2013, the Board, based upon the recommendation of the Board’s Compensation Committee, approved and in increase in the annual equity retainer payable to non-employee directors from $50,000 to $100,000. The increase will be effective for the equity retainer to be granted on the fifth business day following the Company’s 2014 annual meeting of stockholders. In addition, on February 20, 2014, the Board, based upon the recommendation of the Board’s Compensation Committee, approved (i) a $50,000 annual cash retainer for service as non-executive Chairman of the Board and (ii) a $50,000 annual cash retainer for non-employee directors of the Company who also serve on the Board of Directors of Cabot Credit Management Limited (“Cabot”), the Company’s U.K.-based subsidiary, to compensate them for the increased time and travel commitments commensurate with that role.

After these changes, the Company’s compensation plan for non-employee directors is as follows:

•	For service on the Board and attendance at meetings of the Board (i) an annual cash retainer of $50,000 (payable semi-annually in advance) and (ii) an annual equity award retainer with a grant-date value of $100,000 (granted as shares or units of Company common stock, to be granted on the fifth business day following the annual meeting of stockholders).

•	An additional annual cash retainer of $50,000 payable to the non-executive Chairman of the Board (payable semi-annually in advance).

•	An additional annual cash retainer of $20,000 payable to the Chairman of each of the Audit Committee, Compensation Committee and Nominating Committee, and $10,000 payable to all other directors serving on each of the Audit Committee, Compensation Committee and Nominating Committee (in each case payable semi-annually in advance).

•	An additional annual cash retainer of $50,000 for non-employee directors also serving on Cabot’s Board of Directors (payable semi-annually in advance).

•	Upon a non-employee director’s initial appointment to the Board, an equity award with a grant-date value of $50,000 (granted as shares or units of Company common stock, to be granted on the fifth business day following the date the director becomes a member of the Board).

Director compensation is based on annual service. All equity award grants are fully vested on the date of grant. A director is not permitted to sell his or her shares until the director’s service to the Company as a director terminates, other than shares sold to cover applicable tax obligations related to the delivery of shares. If the Company declares a dividend, directors would be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.

A copy of the Company’s press release announcing the foregoing events is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Compensation Arrangements for Chief Financial Officer

On February 24, 2014, the Company entered into certain arrangements with its Chief Financial Officer, Paul Grinberg, in order to ensure continuity of service. Specifically, the Company and Mr. Grinberg entered into a letter agreement (the “Letter Agreement”) setting forth certain changes to Mr. Grinberg’s compensation. Under the Letter Agreement, Mr. Grinberg will be eligible for an annualized base salary of $550,000, effective January 1, 2014. Mr. Grinberg’s annual target cash bonus will remain at 100% of his base salary, and his annual target cash bonus for 2013 will be calculated based on a target of $500,000. He will remain eligible for annual long-term compensation awards, to be determined by the Board’s Compensation Committee in its sole discretion. In addition, the Letter Agreement provides for a special restricted stock award with a grant-date fair market value equal to $1,100,000, to be granted within 30 days of the date Mr. Grinberg executes the Letter Agreement. The restricted stock will cliff vest on December 31, 2016, provided that if the Company terminates Mr. Grinberg’s employment without “Cause” or if Mr. Grinberg terminates his employment for “Good Reason” (as such terms are defined in the restricted stock agreement) prior to December 31, 2016, the shares will vest 100% on the date of Mr. Grinberg’s termination of employment. The Letter Agreement further provides that if the Company terminates Mr. Grinberg’s employment without “Cause” (as defined in his equity award agreements), any equity awards that would have vested in the 18-month period following termination of Mr. Grinberg’s employment will accelerate and vest on the date of Mr. Grinberg’s termination of employment. Mr. Grinberg will continue to receive a monthly allowance for commuting expenses of $8,500.

The Letter Agreement also amends the Severance Protection Letter Agreement dated as of March 11, 2009, and amended on January 9, 2013, between the Company and Mr. Grinberg (the “Severance Agreement”). The Letter Agreement amends the definition of “Good Reason” in the Severance Agreement. Under the amended Severance Agreement, “Good Reason” includes the following: (i) a material reduction in base or target bonus compensation or expense reimbursement entitlements; (ii) a material reduction in authority, duties or responsibilities, other than a reduction in authority, duties or responsibilities in connection with a transfer of such authority, duties or responsibilities to a successor; (iii) a change in reporting responsibilities so that Mr. Grinberg no longer reports to the Company’s Chief Executive Officer; (iv) a material change in the location at which Mr. Grinberg provides services for the Company (which is defined as any relocation by the Company of Mr. Grinberg’s employment to a location that is more than 35 miles from Mr. Grinberg’s present office location and is more than 35 miles from Mr. Grinberg’s primary residence at the time of such relocation, without Mr. Grinberg’s consent); or (v) any termination of employment by Mr. Grinberg on or after December 31, 2016 so long as Mr. Grinberg provides the Company with written notice of such termination at least 90 days prior to the date of such termination. To be eligible to receive the benefits regarding a termination for Good Reason under clauses (i) through (iv), (1) Mr. Grinberg must provide written notice of the “Good Reason” condition to the Company within 90 days after the initial existence of such condition; (2) the Company must not have cured such condition within 30 days of receipt of the written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (3) Mr. Grinberg must resign from employment within 12 months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

The foregoing summary of the terms of the Letter Agreement is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

10.1	Letter Agreement, dated February 24, 2014, between Encore Capital Group, Inc. and Paul Grinberg

99.1	Press release dated February 24, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: February 24, 2014	/s/ Greg Call
Greg Call
Senior Vice President, General Counsel, and Corporate Secretary